Exhibit 99.2

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2014
(in millions)

	Historical Whirlpool	Historical Indesit (a)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and equivalents	$987	$127	$(91)	(b)	$1,023
Accounts receivable, net of allowance	2,213	910	—		3,123
Inventories	2,720	439	9	(d)	3,168
Deferred income taxes	314	—	72	(g)	386
Prepaid and other current assets	725	142	91	(b)	958
Total Current Assets	6,959	1,618	81		8,658
Property, plant and equipment, net	2,986	764	97	(e)	3,847
Goodwill	1,721	181	401	(c)	2,303
Other intangibles, net	1,682	240	655	(f)	2,503
			(74)	(h)
Deferred income taxes	1,758	168	(120)	(g)	1,806
Other noncurrent assets	602	4	(70)	(j)	536
Total Assets	$15,708	$2,975	$970		$19,653
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,789	$683	$—		$4,472
Accrued expenses	618	282	—		900
Accrued advertising and promotions	409	171	—		580
Employee compensation	366	94	—		460
Notes payable	486	345	—		831
Current maturities of long-term debt	213	15	—		228
Other current liabilities	521	101	—		622
Total Current Liabilities	6,402	1,691	—		8,093
Long-term debt	2,450	425	37	(i)	4,282
			1,370	(j)
Pension benefits	760	100	67	(k)	927
Postemployment benefits	458	—	—		458
Other noncurrent liabilities	327	139	129	(g)	582
			(13)	(l)
Total liabilities	3,995	664	1,590		6,249
Noncontrolling interests	113	—	—		113
Stockholders’ Equity	5,198	620	(620)	(c)	5,198
Total Liabilities and Stockholders’ Equity	$15,708	$2,975	$970		$19,653

***      Please read in conjunction with accompanying notes to the Unaudited Pro Forma Combined Balance Sheet.

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NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
The adjustments described below represent those that have a material impact on the pro forma combined balance sheet after consideration of all potential IFRS to U.S. GAAP adjustments and pro forma adjustments related to the acquisition and consolidation of Indesit.

(a)
Certain reclassifications have been made to the historical presentation of Indesit to conform to the presentation used by Whirlpool, primarily relating to reclassifying the liability for customer promotions from accounts receivable to accrued advertising and promotions.

(b)
Represents the IFRS to U.S. GAAP adjustment to reclassify the cash held by Indesit's variable interest entities ("VIEs") related to receivable collections under the securitization agreement, which is restricted in use to settle the financial payables arising under the securitization program, from cash and equivalents to prepaid and other current assets. This cash is to be treated as restricted cash under U.S. GAAP.

(c)
Whirlpool acquired a 100% stake in Indesit by acquiring the share capital of all Indesit shareholders for a total consideration of $1.4 billion. In the transaction, Whirlpool assumed the existing debt and liabilities of Indesit. Whirlpool borrowed amounts required to fund the cash portion of the purchase price through the issuance of commercial paper and borrowings under a credit facility, of which amounts were repaid through the issuance of commercial paper and senior notes.

Whirlpool has completed a preliminary assessment of the fair value of assets of Indesit, as described in the table below.

	(in millions)	September 30, 2014
(d)	Adjustment to fair value inventory	$9
(e)	Adjustment to fair value property, plant and equipment	97
(f)	Adjustment to fair value identifiable intangible assets	655
	Reduction to excess purchase consideration	$761
The equity of Indesit was eliminated as part of purchase accounting. Residual excess purchase consideration after eliminating the entire $620 million of Indesit's equity at September 30, 2014 resulted in an allocation to goodwill for the excess purchase price. The excess purchase consideration was further adjusted by any changes in valuation of assumed liabilities and assets, of which the material adjustments are noted in the subsequent footnotes.
The pro forma adjustment for the September 30, 2014 combined balance sheet assumes that the purchase price allocation would be materially the same as that which was calculated at the October 14, 2014 opening balance sheet. Upon completion of the fair value assessment, the ultimate purchase price allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

(g)
Deferred income tax impacts as a result of purchase accounting adjustments were estimated at the statutory income tax rates for the respective entities of Indesit and presented in accordance with U.S. GAAP deferred tax netting differences compared to IFRS.

(h)
Represents the IFRS to U.S. GAAP adjustment to remove the R&D and software that have been capitalized historically by Indesit under IFRS, but which do not meet the capitalization requirements under U.S. GAAP. This adjustment removes the capitalized intangible asset which has not yet been amortized. This historical application of U.S. GAAP had a nominal impact on the income statement.

(i)
Represents an adjustment to revalue the Luxembourg exchange-listed bonds that were assumed in the acquisition of Indesit based on the estimated fair value of the bond at the transaction date of September 30, 2014 used for presentation of the Pro Forma Combined Balance Sheet. This revaluation assumed a current market rate interest rate in assessing the fair value of the bond, which resulted in an increase in the liability on Indesit's opening balance sheet.

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Exhibit 99.2

(j)
Represents an adjustment to Whirlpool's debt financing portion of the acquisition consideration assuming that the debt required to finance the acquisition had been acquired as of September 30, 2014. The assumption used to develop this estimate was based upon the interest rates Whirlpool realized on similar debt undertaken during this time frame. Additionally, as of September 30, 2014, Whirlpool had previously purchased 4.4% of the issued share capital of Indesit, the first part of this step acquisition, for $70 million net of foreign exchange impact, which was financed through debt. The debt and related investment in subsidiary on Whirlpool's balance sheet at September 30, 2014 related to this minority interest in Indesit has been reversed through this adjustment, leaving only the pro forma debt and 100% equity ownership in the Pro Forma Combined Balance Sheet.

(k)
Represents an IFRS to U.S. GAAP accounting difference regarding the recognition of pension actuarial gains and losses, as well as pension fair value adjustment to Indesit's pension obligations based on discount and asset return rates that are consistent with Whirlpool's existing plans. This adjustment increased the pension liability for the revaluation, while the historical application of U.S. GAAP had a nominal impact on the income statement.

(l)
Represents an IFRS to U.S. GAAP accounting difference whereby Indesit had received certain government grants, representing future deferred revenue. Under U.S. GAAP, Whirlpool recognized the benefit in the period in which the credit is generated. This adjustment removes the deferred grants. There is no income statement impact to this IFRS to U.S. GAAP adjustment.

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